EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

JURISDICTION OF
NAME	INCORPORATION

HealthCare Assurance Company, LTD.	Cayman Islands
Maxicare Indiana, Inc.	Indiana
Maxicare Life And Health Insurance Company	Missouri

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